Exhibit 2.1

COGNOS INCORPORATED

COGNOS CORPORATION

ARGON ACQUISITION CORP.

ADAYTUM, INC.

AGREEMENT AND PLAN OF REORGANIZATION

Dated as of December 19, 2002

TABLE OF CONTENTS

ARTICLE I. THE MERGER	1
1.1 The Merger	1
1.2 Effects of the Merger	1
1.3 Closing	1
1.4 Approval by the Stockholders of Adaytum	2

ARTICLE II. CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES	2
2.1 Conversion of Shares	2
2.2 Escrow Fund	5
2.3 Dissenting Shares	5
2.4 Exchange Procedure	5
2.5 No Further Ownership Rights in Adaytum Capital Stock	7
2.6 Assumption of Stock Options	7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ADAYTUM	8
3.1 Organization, Standing and Power; Subsidiaries	8
3.2 Capital Structure	9
3.3 Authority	10
3.4 Compliance with Laws and Other Instruments; Non-Contravention	10
3.5 Technology and Intellectual Property Rights	11
3.6 Financial Statements; Business Information	13
3.7 Taxes	14
3.8 Absence of Certain Changes and Events	16
3.9 Leases in Effect	18
3.10 Personal Property; Real Estate	18
3.11 Certain Transactions	18
3.12 Litigation and Other Proceedings	19
3.13 No Defaults	19
3.14 Major Contracts	19
3.15 Material Reductions	21
3.16 Insurance and Banking Facilities	21
3.17 Employees	21
3.18 Employee Benefit Plans	22
3.19 Certain Agreements	22
3.20 Guarantees and Suretyships	22
3.21 Brokers and Finders	23
3.22 Certain Payments	23
3.23 Environmental Matters	23
3.24 Enforceability of Contracts, etc	23
3.25 Disclosure	24
3.26 Net Working Capital	24
3.27 Reliance	24

ARTICLE IV. RESERVED	24

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	24
5.1 Organization and Qualification	24
5.2 Authority Relative to this Agreement	24
5.3 Non-Contravention	25
5.4 Reliance	25

ARTICLE VI. COVENANTS OF ADAYTUM	26
6.1 Conduct of Business in Ordinary Course	26
6.2 Dividends, Issuance of, or Changes in Securities	27
6.3 Governing Documents	27
6.4 No Dispositions	27
6.5 Indebtedness	27
6.6 Compensation	27
6.7 Claims	27
6.8 Access to Properties and Records	27
6.9 Breach of Representations and Warranties	27
6.10 Consents	28
6.11 Tax Returns	28
6.12 Preparation of Disclosure and Solicitation Materials	28
6.13 Exclusivity; Acquisition Proposals	28
6.14 Notice of Events	28
6.15 Commercially Reasonable Efforts	28
6.16 Insurance	28

ARTICLE VII. COVENANTS OF PARENT	29
7.1 Breach of Representations and Warranties	29
7.2 Consents	29
7.3 Commercially Reasonable Efforts	29
7.4 Officers and Directors	29
7.5 Notice of Events	29

ARTICLE VIII. ADDITIONAL AGREEMENTS	30
8.1 Legal Conditions to the Merger	30
8.2 Employee Benefits	30
8.3 Expenses	30
8.4 Additional Agreements	30
8.5 Public Announcements	30
8.6 Confidentiality	31
8.7 Hart-Scott-Rodino Filing	31
8.8 Closing Balance Sheet	31
8.9 United States Real Property Holding Corporation	31

ARTICLE IX. CONDITIONS PRECEDENT	31
9.1 Conditions to Each Party's Obligation to Effect the Merger	31
9.2 Conditions of Obligations of Parent, US Sub and Merger Sub.	32
9.3 Conditions of Obligation of Adaytum	35

ARTICLE X. INDEMNIFICATION	36
10.1 Indemnification Relating to Agreement	36
10.2 Third Party Claims	37
10.3 Tax Contests	37
10.4 Limitations	37
10.5 Binding Effect	38
10.6 Time Limit	38
10.7 Sole Remedy	38

ARTICLE XI. TERMINATION	38
11.1 Mutual Agreement	38
11.2 Termination by US Sub.	38
11.3 Termination by Adaytum	38
11.4 Outside Date	39
11.5 Effect of Termination	39

ARTICLE XII. MISCELLANEOUS	39
12.1 Entire Agreement	39
12.2 Governing Law; Consent to Jurisdiction	39
12.3 Notices	39
12.4 Severability	40
12.5 Assignment	40
12.6 Counterparts	41
12.7 Amendment	41
12.8 Extension, Waiver	41
12.9 Interpretation	41
12.10 Knowledge	41
12.11 Transfer, Sales, Documentary, Stamp and Other Similar Taxes	41

EXHIBITS

EXHIBIT 1.1       —    Form of Merger Documents
EXHIBIT 2.2       —    Form of Escrow Agreement
EXHIBIT 2.4(C)  —    Form of Letter of Transmittal
EXHIBIT 9.2(f)    —    Form of Opinion of Dorsey & Whitney LLP
EXHIBIT 9.2(p)   —    Form of Certification of Financial Information and Controls and Procedures
EXHIBIT 9.3(C)  —    Form of Voting Agreement

INDEX OF DEFINED TERMS

A
Accenture Warrant	34
Acquisition Transaction	28
Adaytum	1
Adaytum Capital Stock	4
Adaytum Common Excluded Shares	2
Adaytum Common Stock	2
Adaytum Disclosure Schedule	8
Adaytum Intellectual Property	11
Adaytum Option	9
Adaytum Preferred Stock	3
Adaytum Transaction Expense Excess	34
Adaytum Transaction Expenses	34
Adaytum Voting Debt	10
Additional Option Grants	35
Aggregate Common Stock Amount	4
Aggregate Preferred Share Amount	4
Agreement	1
Audited Balance Sheet Date	13
Audited Balance Sheets	13

B
Business Condition	8

C
Certificates	6
Charter Documents	8
Closing	1
Closing Balance Sheet	32
Closing Balance Sheet Date	32
Closing Date	1
Code	14
Common Per Share Amount	4
Consent	10
Conversion Number	7
Custodian	6

D
DGCL	1
Dissenting Shares	5

E
Effective Time	1
Employee Carveout Amount	35
Environmental Laws	23
Environmental Liabilities	23
ERISA	22
ERISA Affiliate	22
Escrow Agreement	5
Escrow Fund	5
Exchange Agent	6
Exercise Documentation	6

F
Financial Statements	13

G
Governmental Entity	10

H
Hazardous Materials	23
H-S-R Act	31

I
Indemnifiable Amounts	36
Indemnification Representative	5
In-the-Money Option	4

K
knowledge	41

L
Lease	18
Leases	18
Liens	9

M
Merger	1
Merger Consideration	4
Merger Documents	1
Merger Sub.	1

N
Net Working Capital	24
Net Working Capital Shortfall	34

O
Option Holder	7
Option Plan	9
ordinary course of business	16
Outstanding Adaytum Options	5
Outstanding Adaytum Shares	4
Owned Adaytum Intellectual Property	12

P
Parent	1
Parent Common Stock	7
Parent Disclosure Schedule	24
Participating Holder	5
Person	8
Plan	22
Principal Stockholders	35
prospects	8

S
Securities Act	17
Series A Excluded Shares	2
Series A Preferred Stock	2
Series B Excluded Shares	2
Series B Preferred Stock	2
Series C Excluded Shares	3
Series C Preferred Stock	3
Series D Excluded Shares	3
Series D Per Share Amount	4
Series D Preferred Stock	3
Series E Excluded Shares	3
Series E Per Share Amount	4
Series E Preferred Stock	3
Series F Excluded Shares	3
Series F Per Share Amount	4
Series F Preferred Stock	3
Series G Excluded Shares	3
Series G Preferred Stock	3
subsidiary	8
Surviving Corporation	1

T
Tax	14
Tax Return	14
Tax Returns	14
Taxes	14

U
Unaudited Balance Sheet	13
Unaudited Balance Sheet Date	13
US Sub.	1

AGREEMENT AND PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 19, 2002 (this “Agreement”), by and among COGNOS INCORPORATED, a Canadian corporation (“Parent”); COGNOS CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Parent (“US Sub”), ARGON ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of US Sub (“Merger Sub”); and ADAYTUM, INC., a Delaware corporation (“Adaytum”).

        Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, US Sub, Merger Sub and Adaytum agree as follows:

ARTICLE I

THE MERGER

      1.1     The Merger.     Subject to the terms and conditions hereof, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into Adaytum (the “Merger”). A Certificate of Merger and any other required documents (collectively, the “Merger Documents”), substantially in the form attached as EXHIBIT 1.1, will be duly prepared, executed and acknowledged by Adaytum and Merger Sub and thereafter delivered to the Secretary of State of Delaware for filing in accordance with the DGCL contemporaneously with the Closing (as defined below). The Merger will become effective at such time as the Merger Documents have been filed with the Secretary of State of Delaware (the “Effective Time”). Following the Merger, Adaytum will continue as the surviving corporation of the Merger (the “Surviving Corporation”) under the laws of the State of Delaware, and the separate corporate existence of Merger Sub will cease.

       1.2     Effects of the Merger.     At and after the Effective Time, (i) the Merger will have all of the effects provided by the Certificate of Merger and applicable law, (ii) the Certificate of Incorporation of Adaytum will be amended in the form attached as Appendix A to EXHIBIT 1.1 until duly further amended, (iii) the bylaws of Merger Sub will be the bylaws of the Surviving Corporation until duly amended, (iv) the directors of Merger Sub will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (v) the officers of Merger Sub will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (vi) the issued and outstanding certificates for the capital stock of Merger Sub will be the issued and outstanding certificates initially representing all of the issued capital stock of the Surviving Corporation.

       1.3     Closing.     The closing of the transactions contemplated by this Agreement (the “Closing”) will take place as soon as practicable (but no more than three (3) business days) after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article IX that by their terms are not to occur at the Closing (the “Closing Date”), at the offices of Testa, Hurwitz & Thibeault, LLP in Boston, Massachusetts, unless another date or place is agreed to in writing by Parent and Adaytum. If all of conditions set forth in Article IX hereof are determined to be satisfied (or duly waived) at the Closing, concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware. The Closing will be deemed to have concluded at the Effective Time.

      1.4     Approval by the Stockholders of Adaytum.     Adaytum will take all action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by the stockholders of Adaytum by means of a written consent of stockholders in accordance with the DGCL, or if it is unable to obtain such written consent, by a duly convened meeting of stockholders. Adaytum will use its reasonable best efforts to obtain stockholder approval as soon as practicable. Adaytum represents and warrants that its Board of Directors has duly (i) approved the Merger in accordance with the DGCL and (ii) resolved to recommend to the stockholders of Adaytum that they approve this Agreement, the Merger and all of the transactions contemplated hereby.

ARTICLE II

CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES

      2.1      Conversion of Shares.

         (a)    Subject to the provisions of Section 2.3 hereof, at the Effective Time, the following shall occur:

         (i)    each share of common stock, $.01 par value, of Adaytum (“Adaytum Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Adaytum Common Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Adaytum Common Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Per Share Amount (as defined below);

         (ii)     each share of Series A Preferred Stock, $.01 par value, of Adaytum (“Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series A Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series A Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Per Share Amount;

          (iii)     each share of Series B Preferred Stock, $.01 par value, of Adaytum (“Series B Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series B Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series B Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Per Share Amount;

          (iv)     each share of Series C Preferred Stock, $.01 par value, of Adaytum (“Series C Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series C Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series C Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Per Share Amount;

         (v)     each share of Series D Preferred Stock, $.01 par value, of Adaytum (“Series D Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series D Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series D Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series D Per Share Amount (as defined below);

         (vi)     each share of Series E Preferred Stock, $.01 par value, of Adaytum (“Series E Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series E Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series E Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series E Per Share Amount (as defined below);

         (vii)     each share of Series F Preferred Stock, $.01 par value, of Adaytum (“Series F Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series F Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series F Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Series F Per Share Amount (as defined below); and

         (viii)     each share of Series G Preferred Stock, $.01 par value, of Adaytum (“Series G Preferred Stock”, and together with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and the Series F Preferred Stock, the “Adaytum Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Series G Preferred Stock held by Parent or Merger Sub or any other subsidiary of Parent, or by Adaytum or any subsidiary of Adaytum, which shares (“Series G Excluded Shares”) will be automatically canceled in the Merger without payment of any consideration therefor, and excluding Dissenting Shares (as defined below)), will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the Common Per Share Amount. The Adaytum Common Stock together with the Adaytum Preferred Stock are sometimes referred to in this Agreement as the “Adaytum Capital Stock”

        (b)     For purposes of this Agreement, the following shall apply:

(i) the term “Series D Per Share Amount” means $8.551,

(ii) the term “Series E Per Share Amount” means $6.270,

(iii) the term “Series F Per Share Amount” means $18.810, and

        (iv)     the term “Common Per Share Amount” means the quotient obtained by dividing (i) the Aggregate Common Stock Amount by (ii) the sum of the number of shares of Adaytum Common Stock issued and outstanding immediately prior to the Effective Time (giving effect to the conversion, exercise or exchange of all In-the-Money Options (as defined below) and any warrants exercised prior to the Effective Time) plus the aggregate number of shares of Adaytum Common Stock into which the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and Series G Preferred Stock may be converted immediately prior to the Effective Time. The term “Aggregate Common Stock Amount” means the Merger Consideration less (i) the Aggregate Preferred Share Amount (as defined below). The term “Merger Consideration” means $160,000,000 plus all amounts received after the date of this Agreement in payment of the exercise price of any options or warrants exercised for cash minus the sum of (1) the Employee Carveout Amount (as defined below), (2) any Net Working Capital Shortfall (as defined below) and (3) any Adaytum Transaction Expense Excess (as defined below). The term “Aggregate Preferred Share Amount” means the sum of (aa) the Series D Per Share Amount multiplied by the number of shares of Series D Preferred Stock (excluding the Series D Excluded Shares) issued and outstanding immediately prior to the Effective Time, and (bb) the Series E Per Share Amount multiplied by the number of shares of Series E Preferred Stock (excluding the Series E Excluded Shares) issued and outstanding immediately prior to the Effective Time, and (cc) the Series F Per Share Amount multiplied by the number of shares of Series F Preferred Stock (excluding the Series F Excluded Shares) issued and outstanding immediately prior to the Effective Time.

        (c)     Adaytum shall cause each holder of an option or warrant to purchase Adaytum Common Stock listed on Schedule 2.1(c) (each such option to the extent then exercisable and each such warrant an “In-the-Money Option”) to exercise such option or warrant prior to the Effective Time.

         (d)     Shares of Adaytum Capital Stock that are actually issued and outstanding immediately prior to the Effective Time, excluding the Excluded Shares, are sometimes referred to herein as the “Outstanding Adaytum Shares.” All rights, warrants or options to acquire Adaytum Common Stock (other than In-the-Money Options) and securities convertible into Adaytum Common Stock (other than the Adaytum Preferred Stock) that are outstanding immediately prior to the Effective Time and do not expire pursuant to their terms or have not been exercised on or before the Closing (each of which is specifically identified in Section 3.2 of the Adaytum Disclosure Schedule) are sometimes referred to herein as the “Outstanding Adaytum Options.”

        (e)     At the Effective Time, each share of common stock, $0.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one newly issued, fully paid and non-assessable share of preferred stock, without par value, of the Surviving Corporation with a redemption and retraction amount equal to $100.

         2.2     Escrow Fund.

        (a)     Ten percent (10%) of the Merger Consideration payable pursuant to Section 2.1 above (collectively the “Escrow Fund”) will be deposited by US Sub into escrow and held in escrow in accordance with the Escrow Agreement attached as EXHIBIT 2.2 (the “Escrow Agreement”) as the sole source (subject to Section 10.7) of indemnification payments that may become due to Parent or US Sub pursuant to Article X. The delivery of the Escrow Fund by US Sub will be made in proportion as to each recipient of Merger Consideration payable pursuant to Section 2.1 above (each a “Participating Holder”) as the aggregate Merger Consideration payable to such Participating Holder bears to the aggregate Merger Consideration payable to all Participating Holders pursuant to Section 2.1.

        (b)     The adoption of this Agreement by stockholders of Adaytum will also constitute their approval of the terms and provisions of the Escrow Agreement, which is an integral term of the Merger. The acceptance of Merger Consideration in accordance with Section 2.1 above by the stockholders of Adaytum will constitute their agreement to be bound by the Escrow Agreement, the appointment of the Indemnification Representative as designated in the Escrow Agreement (the “Indemnification Representative”) as their representative for purposes of this Agreement and the Escrow Agreement, and the taking by the Indemnification Representative of all actions and the making of all decisions required or permitted to be taken or made by such Representative under this Agreement and the Escrow Agreement for the benefit of such stockholders.

         2.3     Dissenting Shares.     Shares of Adaytum Capital Stock with respect to which appraisal rights shall have been properly perfected in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive Merger Consideration in accordance with this Agreement at or after the Effective Time, unless and until the holder of such Dissenting Shares withdraws such holder’s demand for such appraisal in accordance with Section 262(k) of the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw, in accordance with Section 262(k) of the DGCL, such holder’s demand for such appraisal or shall become ineligible for such appraisal, then, as of the later of the Effective Time or the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into the right to receive the Merger Consideration into which such holder’s Adaytum Capital Stock was converted as of the Effective Time pursuant to this Agreement. Any amounts to be paid to holders of Dissenting Shares with respect to such Dissenting Shares shall be paid by the Surviving Corporation.

         2.4     Exchange Procedure.

        (a)     Exchange Agent.     Prior to the Effective Time, Parent shall designate an exchange agent mutually agreeable to Parent and Adaytum (the “Exchange Agent”).

        (b)     US Sub to Provide Merger Consideration.     At the Effective Time, US Sub shall, and Parent shall cause US Sub to, make available to the Exchange Agent for exchange in accordance with this Article II, the Merger Consideration in cash; provided, however, that, pursuant to Section 2.2 and the Escrow Agreement, US Sub shall, and Parent shall cause US Sub to, deposit into escrow the Escrow Fund.

        (c)     Exchange Procedures.     Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of outstanding shares of Adaytum Capital Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.1 (i) a letter of transmittal substantially in the form attached as EXHIBIT 2.4(C) and (ii) instructions for use in effecting the surrender of any certificate or certificates representing such shares (the “Certificates”) in exchange for the applicable portion of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (or in the case of In-the-Money Options and warrants that have been exercised but for which Certificates have not been delivered to the Participating Holder, the applicable exercise agreement and verification of payment to Adaytum of the appropriate exercise price, whether in cash or pursuant to a “cashless” or “net exercise” surrender of the relevant option or warrant or portion thereof (collectively “Exercise Documentation”)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, duly executed stock powers reasonably acceptable to the Exchange Agent, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Exercise Documentation, as the case may be, shall be entitled to receive in exchange therefor the portion of the Merger Consideration payable to such Participating Holder pursuant to Section 2.1 (less the portion of the Merger Consideration otherwise payable to such holder that is deposited into escrow pursuant to Section 2.2 and the Escrow Agreement), and the Certificate so surrendered shall forthwith be canceled (or deemed to be cancelled in the case of In-the-Money Options or warrants for which Certificates have not been so delivered); provided, however, that no portion of the Merger Consideration shall be paid to a Participating Holder until such time as all properly executed letters of transmittal have been delivered to the Exchange Agent by such holder. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Section 2.2, US Sub shall, and Parent shall cause US Sub to, deliver to the custodian of the Escrow Fund mutually selected by Parent and Adaytum (the “Custodian”), on behalf of the Participating Holders, the portion of the Merger Consideration otherwise payable to such holder that is to be deposited into escrow pursuant to Section 2.2 and the Escrow Agreement), which shall be available to reimburse Parent, US Sub or its affiliates, as provided in Article X and the Escrow Agreement.

        (d)     Transfers of Ownership.     If any portion of the Merger Consideration is to be distributed to a Person (defined below) other than the Person shown as the record holder of the shares of Adaytum Capital Stock surrendered, it will be a condition of the distribution thereof that the Certificate, if any, so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent, US Sub or any agent designated by it any transfer or other Taxes (as defined below) required by reason of distribution of the portion of Merger Consideration to a Person other than the Person shown as the record holder of the shares of Adaytum Capital Stock surrendered, or established to the satisfaction of Parent, US Sub or any agent designated by it that such Tax has been paid or is not payable.

        (e)     No Liability.     Notwithstanding anything to the contrary in this Section 2.4, none of the Exchange Agent, Parent, US Sub, the Surviving Corporation, the Custodian or any party hereto shall be liable to a holder of shares of Adaytum Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (f)     Issue Shares.     At the Effective Time, the Surviving Corporation will issue shares of newly issued, fully-paid and non-assessable common stock, without par value of the Surviving Corporation to US Sub in consideration for US Sub paying the Merger Consideration to the holders of Outstanding Adaytum Shares pursuant to the provisions of this Agreement, which shares issued by the Surviving Corporation will have a fair market value equal to the aggregate fair market value of the Outstanding Adaytum Shares and equal to the cash paid by US Sub.

         2.5     No Further Ownership Rights in Adaytum Capital Stock.     The Merger and its approval by the stockholders of Adaytum and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Adaytum Capital Stock pursuant to the DGCL, by contract or otherwise, other than (i) rights pursuant to this Agreement and the other agreements contemplated hereby and (ii) rights of holders of Dissenting Shares under the DGCL. After the Effective Time, there will be no transfers on the stock transfer books of Adaytum of Adaytum Capital Stock. Except for the Outstanding Adaytum Options to be exercised pursuant to Section 2.1(c) or assumed pursuant to Section 2.6 below, prior to or upon Closing, Adaytum will cause all other Outstanding Adaytum Options, including without limitation the warrants described on Schedule 2.5 hereto, to be cancelled. Until surrendered to Parent, each certificate for Adaytum Capital Stock will, after the Effective Time, represent only the right to receive Merger Consideration into which the shares of Adaytum Capital Stock formerly represented thereby will have been converted pursuant to this Agreement.

         2.6     Assumption of Stock Options.     At the Effective Time, US Sub shall assume that portion of each Outstanding Adaytum Option listed on Schedule 2.6 that has not been exercised pursuant to Section 2.1(c) and each holder thereof (each an “Option Holder”) shall thereby be entitled to acquire, by virtue of the Merger and without any action on the part of the Option Holder, on substantially the same terms (including the dates and extent of exercisability) and subject to the same conditions, including vesting, as such Outstanding Adaytum Option (taking into account any amendment to such option provided for in Section 9.2(m)), the number of shares of common stock, without par value, of Parent (“Parent Common Stock”) determined by multiplying the number of shares of Adaytum Common Stock for which such portion of such Outstanding Adaytum Option is exercisable in accordance with its terms immediately prior to the Effective Time by the Conversion Number (rounded down to the nearest whole share), at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) determined by dividing the exercise price per share of Adaytum Common Stock of such Outstanding Adaytum Option immediately prior to the Effective Time by the Conversion Number. The term “Conversion Number” means the quotient obtained by dividing the Common Per Share Amount by the average of the daily closing prices of the Parent Common Stock as reported on the Nasdaq National Market for the five consecutive full trading days ending two trading days preceding the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ADAYTUM

        Except as set forth in the disclosure schedule of Adaytum dated as of the date hereof and delivered herewith to Parent (the “Adaytum Disclosure Schedule”) which identifies the section and subsection to which each disclosure therein relates, and whether or not the Adaytum Disclosure Schedule is referred to in a specific section or subsection, Adaytum represents and warrants to Parent, US Sub and Merger Sub as follows:

       3.1     Organization, Standing and Power; Subsidiaries.

        (a)     Adaytum is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would reasonably be expected to have a material adverse effect on the Business Condition (as hereinafter defined) of Adaytum.

        As used in this Agreement, “Business Condition” with respect to any Person (as defined below) means the business, financial condition, results of operations, assets or prospects (as defined below) (without giving effect to the consequences of the transactions contemplated by this Agreement) of such Person or Persons including its subsidiaries taken as a whole. In this Agreement, a “subsidiary” of any Person means a corporation, partnership, limited liability company, joint venture or other entity of which such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, joint venture or other entity, and “prospects” means events, conditions, facts or developments that are known to Adaytum and that in the reasonable course of events are expected to have an effect on future operations of the business as presently conducted by Adaytum, but will exclude the results of any changes that are made at the specific direction of Parent, that are specifically contemplated herein, or that directly result from this transaction. References to Adaytum in this Article III (other than Sections 3.1, 3.2, 3.3 and 3.6), Article VI and Article X shall be deemed to include all direct and indirect subsidiaries of Adaytum, unless expressly otherwise provided. In this Agreement, “Person” means any natural person, corporation, partnership, limited liability company, joint venture or other entity.

        All subsidiaries of Adaytum and their jurisdiction of incorporation are completely and correctly listed in Section 3.1(a) of the Adaytum Disclosure Schedule. Adaytum has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents (“Charter Documents”) of each of Adaytum and its subsidiaries, in each case, as amended to the date hereof. The minute books and stock records of Adaytum, complete and correct copies of which have been delivered to Parent, contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of Adaytum and its Board of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of Adaytum’s capital stock. Complete and correct copies of the minute books and stock records of each of Adaytum’s subsidiaries have been made available to Parent; such records contain correct and complete records of all material proceedings and actions taken at all meetings of, or effected by written consent of, the stockholders of such subsidiaries and their respective Boards of Directors, and all original issuances and subsequent transfers, repurchases and cancellations of such subsidiaries’ capital stock. Section 3.1 of the Adaytum Disclosure Schedule contains a complete and correct list of the officers and directors of each of Adaytum and its subsidiaries.

         (b)     Adaytum does not currently own, directly or indirectly, any capital stock or other equity securities of any corporation or have direct or indirect equity or ownership interest in any partnership, limited liability company, joint venture or other entity. All of the outstanding shares of capital stock of each subsidiary of Adaytum are owned beneficially and of record by Adaytum, one of its other subsidiaries, or any combination thereof, in each case free and clear of any security interests, liens, charges, restrictions, claims, encumbrances or assessments of any nature whatsoever (“Liens”); and there are no outstanding subscriptions, warrants, options, convertible securities, or other rights (contingent or other) pursuant to which any of the subsidiaries is or may become obligated to issue any shares of its capital stock to any Person other than Adaytum or one of the other subsidiaries.

      3.2     Capital Structure.

        (a)     The authorized capital stock of Adaytum consists of 50,000,000 shares of Adaytum Common Stock and 20,000,000 shares of Adaytum Preferred Stock $.01 par value, of which 1,544,000 shares have been designated as Series A Preferred Stock, 4,322,035 shares have been designated as Series B Preferred Stock, 2,750,091 shares have been designated as Series C Preferred Stock, 2,049,624 shares have been designated as Series D Preferred Stock, 1,594,896 shares have been designated as Series E Preferred Stock, 1,179,815 shares have been designated as Series F Preferred Stock, and 3,598,191 shares have been designated as Series G Preferred Stock. The issued and outstanding shares of capital stock of Adaytum consist of 11,082,765 shares of Adaytum Common Stock, 1,544,000 shares of Series A Preferred Stock, 4,322,035 shares of Series B Preferred Stock, 2,750,091 shares of Series C Preferred Stock, 2,049,624 shares of Series D Preferred Stock, 1,594,896 shares of Series E Preferred Stock, 1,179,815 shares of Series F Preferred Stock and 2,834,833 shares of Series G Preferred Stock. There are 669,537 shares of Adaytum Common Stock that are issued and held as treasury shares by Adaytum and no shares of Adaytum Preferred Stock that are issued and held as treasury shares by Adaytum. Section 3.2(a) of the Adaytum Disclosure Schedule sets forth all holders of Adaytum Common Stock and Adaytum Preferred Stock and the number of shares owned. Section 3.2(a) of the Adaytum Disclosure Schedule also sets forth any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character (other than the Adaytum Preferred Stock) (each, an “Adaytum Option”) to which Adaytum is a party or by which Adaytum may be bound obligating Adaytum to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Adaytum, or obligating Adaytum to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right. All issued and outstanding Adaytum Options have been offered, issued and delivered in compliance with applicable federal and state securities laws. The holders of Adaytum Options have been or will be given, or shall have properly waived, any required notice prior to the Merger. Upon the assumption by US Sub of the outstanding Adaytum Options as set forth in Section 2.6, all of such Adaytum Options shall be exercisable solely for shares of Parent Common Stock as set forth in Section 2.6. The assumption of the Adaytum Options by US Sub as set forth in Section 2.6 does not conflict with or violate the provisions of the Adaytum Software, Inc. 1999 Stock Option Plan, as amended (the “Option Plan”), or any stock option or other agreement or instrument relating to or governing any Adaytum Option and no consent or approval of, or notice to, any Person is required in connection with such assumption, other than as contemplated by Section 9.2(m).

        (b)     All outstanding shares of Adaytum Common Stock and Adaytum Preferred Stock are, and any shares of Adaytum Common Stock issued upon exercise of any Outstanding Adaytum Options will be, validly issued, fully paid, nonassessable and not subject to any preemptive rights (other than those which have been duly waived), or to any agreement to which Adaytum is a party or by which Adaytum may be bound. Adaytum does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Adaytum Common Stock or Adaytum Preferred Stock on any matter (“Adaytum Voting Debt”) or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

         3.3     Authority.     The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Adaytum have been duly authorized by all necessary action of the Board of Directors of Adaytum, and if the Closing shall occur, shall have been duly authorized by all necessary action of the stockholders of Adaytum. Certified copies of the resolutions adopted by the Board of Directors of Adaytum and its stockholders approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. Adaytum has duly and validly executed and delivered this Agreement and has, or prior to Closing will have, duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Adaytum in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.4     Compliance with Laws and Other Instruments; Non-Contravention.     Adaytum holds all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations, excepting, however, when such failure to hold would not reasonably be expected to have a material adverse effect on Adaytum’s Business Condition. There are no material violations or claimed violations of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Adaytum and the Principal Stockholders (as defined below), nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Adaytum or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Adaytum is a party, or under which Adaytum is obligated, or by which Adaytum or any of the rights, properties or assets of Adaytum are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Adaytum; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Adaytum is a party, or under which Adaytum is obligated, or by which Adaytum or any of the rights, properties or assets of Adaytum are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Adaytum is a party, or under which Adaytum may be obligated, or by which Adaytum or any of the rights, properties or assets of Adaytum are subject or bound, other than any of the foregoing that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Business Condition of Adaytum. Section 3.4 of the Adaytum Disclosure Schedule sets forth each agreement, contract or other instrument binding upon Adaytum requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Adaytum Disclosure Schedule pursuant to the preceding provisions of this Section 3.4) as a result of the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Adaytum or the consummation of the Merger or any other transaction described herein (each such notice or consent, a “Consent”). No consent, approval, order, or authorization of or registration, declaration, or filing with or exemption (also a “Consent”) by, any court, administrative agency, stock exchange or commission or other governmental authority or instrumentality, whether domestic or foreign (each a “Governmental Entity”) is required by or with respect to Adaytum in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Adaytum or the consummation of the Merger or any other transaction described herein, except for the filing by Adaytum and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

       3.5     Technology and Intellectual Property Rights.

(a) For the purposes of this Agreement, “Adaytum Intellectual Property” consists of the following intellectual property:

        (i)     all inventions, discoveries, patents, registered designs, unregistered design rights, trademarks, trade names, service marks, domain names, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and other industrial or intellectual property and any similar or analogous rights in any country and applications and registrations for any of the foregoing and including Adaytum’s share of any such rights that are owned jointly by Adaytum and any third party or parties;

(ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

(iii) all other tangible or intangible proprietary information and materials; and

(iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Adaytum or that are being, and/or have been, used, or are currently under development for use, in the business of Adaytum as it has been, is currently or is currently planned to be conducted; provided, however, that Adaytum Intellectual Property will not include any commercially available third party software or related intellectual property.

    (b)        Section 3.5(b) of the Adaytum Disclosure Schedule lists: (i) all patents, copyright registrations, mask works, registered trademarks, registered service marks, domain names, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Adaytum Intellectual Property and owned by or on behalf of Adaytum; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Adaytum; and (iii) all agreements to which Adaytum is a party and pursuant to which Adaytum is a recipient of any license or other rights in any third party product or any third party intellectual property described in 3.5(a)(i) through (iii) and which product or intellectual property is, or is currently intended by Adaytum to be, included with or in or accompany software developed or distributed by Adaytum. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

    (c)        Adaytum Intellectual Property consists solely of items and rights that are either: (i) owned solely by Adaytum (the “Owned Adaytum Intellectual Property”); (ii) in the public domain; or (iii) rightfully used and authorized for use by Adaytum and its successors pursuant to a valid license. Adaytum has all rights in Adaytum Intellectual Property necessary to carry out Adaytum’s current, former and planned future activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Adaytum Intellectual Property in the geographic locations and fields of use covered by such current, former and planned future activities and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

    (d)        Adaytum is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Adaytum’s obligations hereunder or the consummation of the Merger, will Adaytum be, in violation of any license, sublicense or other agreement relating to any Adaytum Intellectual Property to which Adaytum is a party or otherwise bound. Adaytum is not obligated, as a result of the execution or delivery of this Agreement and the other agreements contemplated hereby or performance of Adaytum’s obligations hereunder or the consummation of the Merger, to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled, as a result of the execution or delivery of this Agreement and the other agreements contemplated hereby or performance of Adaytum’s obligations hereunder or the consummation of the Merger, to any consideration, with respect to any exercise of rights by Adaytum or Parent, as successor to Adaytum, in Adaytum Intellectual Property.

    (e)        The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in the Adaytum Intellectual Property as used, provided, or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Adaytum does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Adaytum of any Owned Adaytum Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any product, work, technology, service, or process as used, provided or offered at any time, or as proposed for use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights, by Adaytum infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Adaytum or, to the knowledge of Adaytum (as defined below), are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Owned Adaytum Intellectual Property, other than review of pending applications for patents, trademarks and copyrights, and Adaytum is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Adaytum are valid, enforceable and subsisting. To the knowledge of Adaytum, there is no unauthorized use, infringement, or misappropriation of any Adaytum Intellectual Property by any third party, employee or former employee.

    (f)        Section 3.5(f) of the Adaytum Disclosure Schedule separately lists all parties (other than employees) who have created any portion of, or otherwise have any rights in or to, any Owned Adaytum Intellectual Property. Adaytum has secured from all parties who have created any portion of, or otherwise have any rights in or to, Owned Adaytum Intellectual Property valid and enforceable written assignments of any such work or other rights to Adaytum and has made true and complete copies of such assignments available to Parent.

    (g)        Adaytum has obtained written agreements from all employees and from third parties with whom Adaytum, to its knowledge, has shared confidential proprietary information (i) of Adaytum or (ii) received from others that Adaytum is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, which agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Adaytum has made available copies of such written agreements, as executed, to Parent.

    (h)        No software is licensed to Adaytum, such that its use or distribution by Adaytum or its agents (a) would create, or purport to create, obligations with respect to any Owned Adaytum Intellectual Property or a derivative work thereof or (b) grant, or purport to grant, to any third party any rights or immunities under any Owned Adaytum Intellectual Property or any right with regard thereto. Adaytum has adopted policies and procedures to control the use of software available for download without charge on the internet or any other software not introduced into Adaytum’s development environment through a formal procurement process and pursuant to a license agreement determined to be appropriate for establishing Adaytum’s rights and obligations with respect to the software.

      3.6     Financial Statements; Business Information.

    (a)        Adaytum has delivered to Parent an unaudited consolidated balance sheet (the “Unaudited Balance Sheet”) as of November 30, 2002 (the “Unaudited Balance Sheet Date”) and audited consolidated balance sheets (the “Audited Balance Sheets”) as of December 31, 2001 (the “Audited Balance Sheet Date”), December 31, 2000 and June 30, 1999, unaudited consolidated statements of income and cash flows for the eleven-month period ended November 30, 2002 and audited consolidated statements of income and cash flows for its fiscal years ended June 30, 1999, December 31, 2000 and December 31, 2001 (all of such balance sheets and statements of income and cash flows are collectively referred to as the “Financial Statements”). The Financial Statements: (i) are in accordance with the books and records of Adaytum; (ii) present fairly, in all material respects, the financial position of Adaytum as of the date indicated and the results of its operations and cash flows for the periods indicated; and (iii) have been prepared in accordance with generally accepted accounting principles in the United States consistently applied (subject, in the case of unaudited statements, to the absence of footnote disclosure and in the case of unaudited interim statements to year-end adjustments. As of the Unaudited Balance Sheet Date, there were no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for in the Unaudited Balance Sheet other than obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles in the United States to be reflected in the Unaudited Balance Sheet, and since the Unaudited Balance Sheet Date, Adaytum has incurred no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course of business and except for liabilities incurred by Adaytum in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

    (b)        All of the accounts, notes and other receivables which are reflected in the Unaudited Balance Sheet were acquired in the ordinary course of business; and, except to the extent reserved against in the Unaudited Balance Sheet, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible, in the ordinary course of business; and all of the accounts, notes and other receivables which have been acquired by Adaytum since the Unaudited Balance Sheet Date were acquired in the ordinary course of business and have been collected in full, or are good and collectible, subject to an appropriate reserve determined in a manner consistent with past practices of Adaytum, in the ordinary course of business. No accounts, notes or other receivables are contingent upon the performance by Adaytum of any obligation or contract. No Person has any Lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

      3.7     Taxes.

    (a)        The term “Taxes” as used herein means all federal, state, local and foreign net income tax, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, corporation tax, capital gains tax, business and other rates, national insurance and social security charges, inheritance and other estate taxes, stamp duty and capital allowances, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term “Tax” means any one of the foregoing Taxes. The term “Tax Returns” as used herein means all returns, declarations, reports, claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term “Tax Return” means any one of the foregoing Tax Returns.

     (b)        Adaytum has timely filed all material Tax Returns required to be filed and has paid or, as set forth in Section 3.7 of the Adaytum Disclosure Schedule and reflected in the calculation of Net Working Capital, made provision for the payment of, all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which Adaytum is obligated to withhold for amounts owing to employees, creditors and third parties. All Tax Returns filed by Adaytum were complete and correct in all respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of Adaytum and any other information required to be shown thereon. None of the Tax Returns filed by Adaytum or Taxes payable by Adaytum has been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Governmental Entity, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Adaytum, threatened. Adaytum is not currently the beneficiary of any extension of time within which to file any Tax Return, and Adaytum has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. None of the Tax Returns filed by Adaytum contains a disclosure statement under former Section 6661 of the Internal Revenue Code of 1986, as amended (the “Code”), or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). Adaytum is not a party to any Tax sharing agreement or similar arrangement. Adaytum has never been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which was Adaytum), and Adaytum does not have any liability for the Taxes of any Person (other than Adaytum) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

    (c)        Adaytum is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Adaytum has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign law) by reason of a change in accounting method or otherwise, and Adaytum will not be required to make any such adjustment as a result of the transactions set forth in this Agreement. None of the assets of Adaytum directly or indirectly secures any debt, the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Adaytum is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Adaytum has not participated in an international boycott as defined in Section 999 of the Code. None of the shares of outstanding Adaytum Capital Stock is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code.

    (d)        There are no liens for Taxes (other than for ad valorem Taxes not yet due and payable) upon the assets of Adaytum. The unpaid Taxes of Adaytum did not, as of the Unaudited Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Unaudited Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Adaytum in filing its Tax Returns (taking into account any Taxes incurred as a result of the transactions contemplated by this Agreement). Adaytum is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which is treated as a partnership for federal income tax purposes. Adaytum will not incur any liability for Taxes from the Unaudited Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practices.

    (e)        Adaytum has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any state, local or foreign Tax law. Adaytum has never been a personal holding company within the meaning of Section 542 of the Code. Adaytum does not own, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code.

    (f)        Adaytum has never filed a consent pursuant to Section 341(f) of the Code and Section 341(f)(2) does not apply to any of Adaytum’s assets. Adaytum is not, and has not been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Adaytum has never been either a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a tax-free transaction pursuant to, Section 355 of the Code.

    (g)        Section 3.7(g) of the Adaytum Disclosure Schedule contains a list of all federal, state, local and foreign jurisdictions where Tax Returns have been filed with respect to Adaytum for taxable periods ended after December 31, 1998. No claim has ever been made to Adaytum by a Governmental Entity in a jurisdiction where Adaytum does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. Adaytum does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country.

      3.8     Absence of Certain Changes and Events.     From the Unaudited Balance Sheet Date, there has not been:

    (a)        Any transaction involving more than $50,000 entered into by Adaytum other than in the ordinary course of business and consistent with past practice (“ordinary course of business”); any change (or any development or combination of developments of which Adaytum has knowledge which is reasonably likely to result in such a change) in Adaytum’s Business Condition, other than changes in the ordinary course of business which in the aggregate have not been and are not expected to be materially adverse to Adaytum’s Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties, material assets, business or customers of Adaytum due to fire or other casualty or other loss, whether or not insured, amounting to more than $50,000 in the aggregate;

    (b)        Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Adaytum, or any repurchase, redemption, retirement or other acquisition by Adaytum of any outstanding shares of capital stock, any Adaytum Option, or other securities of, or other equity or ownership interests in, Adaytum;

    (c)        Any discharge or satisfaction of any Lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than current liabilities shown on the Unaudited Balance Sheet and current liabilities incurred since the Unaudited Balance Sheet Date in the ordinary course of business;

    (d)        Any change in the Charter Documents of Adaytum or any amendment of any term of any outstanding security of Adaytum (other than as contemplated by Section 9.2(m));

    (e)        Any incurrence, assumption or guarantee by Adaytum of any indebtedness for borrowed money other than indebtedness incurred in the ordinary course of business and in an aggregate amount exceeding $50,000;

    (f)        Any creation or assumption by Adaytum of any Lien on any asset;

    (g)        Any making of any loan, advance or capital contributions to, or investment in, any Person, other than in the ordinary course of business;

    (h)        Any sale, lease, pledge, transfer or other disposition of any material capital asset;

    (i)        Any material transaction or commitment made, or any material contract or agreement entered into, by Adaytum relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Adaytum of any material contract or other right;

    (j)        Any (A) grant of any severance or termination pay to any director, officer or employee of Adaytum, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of Adaytum, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Adaytum or (E) change in the payment or accrual policy with respect to any of the foregoing;

    (k)        Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Adaytum, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Adaytum, including without limitation, charges of wrongful discharge or other unlawful labor practices or actions;

    (l)        Any notes or accounts receivable or portions thereof written off by Adaytum as uncollectible in an aggregate amount exceeding $50,000;

    (m)        Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Adaytum is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Adaytum or phantom stock interest in Adaytum;

    (o)        Any cancellation of any debts or claims or waiver of any rights of substantial value in an aggregate amount exceeding $50,000;

    (p)        Any sale, assignment or transfer of any Adaytum Intellectual Property or other similar assets, including licenses therefor, other than in the ordinary course of business;

    (q)        Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment in an aggregate amount exceeding $50,000;

    (r)        Payment of any amounts to, or liability incurred to or in respect of, or sale of any properties or assets (real, personal or mixed, tangible or intangible) to, or any transaction or any agreement or arrangement with, any corporation or business in which Adaytum or any of its corporate officers or directors, or any “affiliate” or “associate” (as such terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”)) of any such Person, has any direct or indirect ownership interests (other than (i) ownership interests of not more than one percent (1%) of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange or publicly traded in the over-the-counter market and (ii) ownership interests held, directly or indirectly, by the employer of any non-employee director or “affiliate” or “associate” of such director’s employer); or

    (s)        Any agreement undertaking or commitment to do any of the foregoing.

        3.9     Leases in Effect.     All real property leases and subleases to which Adaytum is a party and any amendments or modifications thereof are listed in Section 3.9 of the Adaytum Disclosure Schedule (each a “Lease” and collectively, the “Leases”). The Leases are valid, in full force and effect and enforceable against Adaytum, except that the enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity), and there are no existing defaults on the part of Adaytum, and Adaytum has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Adaytum thereunder.

        3.10     Personal Property; Real Estate.     Except with respect to items leased pursuant to personal property leases either disclosed in Section 3.14(f) of the Adaytum Disclosure Schedule or not required to be so disclosed by the terms of Section 3.14(f) of this Agreement, Adaytum has good and marketable title, free and clear of all title defects and Liens (including, without limitation, leases, chattel mortgages, conditional sale contracts, purchase money security interests, collateral security arrangements and other title or interest-retaining agreements) to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in Adaytum’s business, except for acquisitions and dispositions since the Unaudited Balance Sheet Date in the ordinary course of business. Section 3.10(a) of the Adaytum Disclosure Schedule lists (i) all computer equipment and (ii) all other personal property, in each case having a depreciated book value of $25,000 or more, which is used by Adaytum in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by Adaytum in the conduct of its business as currently operated which is not either owned by it or licensed or leased to it.

    (b)        Section 3.10(b) of the Adaytum Disclosure Schedule contains a schedule setting forth and describing all real property which is leased by Adaytum, or in which Adaytum has any other right, title or interest. Adaytum does not own any real property. True and complete copies of each lease have been made available to Parent, and such leases constitute the entire understanding relating to Adaytum’s use and occupancy of the leased premises.

    (c)        To the knowledge of Adaytum, the improvements located on the real property described in Section 3.10(b) of the Adaytum Disclosure Schedule are not the subject of any official complaint or notice of violation of any applicable zoning ordinance or building code and there is no use or occupancy restriction or condemnation proceeding pending or threatened against Adaytum.

        3.11     Certain Transactions.     Except for (a) relationships with Adaytum as an officer, director, or employee thereof (and compensation by Adaytum in consideration of such services) and (b) relationships with Adaytum as stockholders or option holders therein, none of the directors, officers, or holders of one percent (1%) or more of the capital stock of Adaytum, or, to Adaytum’s knowledge, any member of any of their families, is currently a party to, or was a party to during the year preceding the date of this Agreement, any transaction, or series of similar transactions, with Adaytum, in which the amount involved exceeds $10,000, including, without limitation, any contract, agreement, or other arrangement (i) providing for the furnishing of services to or by, (ii) providing for rental of real or personal property to or from, or (iii) otherwise requiring payments to or from, any such Person or any other Person in which any such Person has or had, to Adaytum’s knowledge, a 5%-or-more interest (as a stockholder, partner, beneficiary, or otherwise) or is or was a director, officer, employee, or trustee. None of Adaytum’s officers or directors has any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the business of Adaytum, or any supplier, distributor, or customer of Adaytum, except for the normal rights of a stockholder, and except for rights under existing employee benefit plans.

        3.12     Litigation and Other Proceedings.     There is no action, suit, claim, investigation or proceeding (or any basis therefor known to Adaytum) pending against or, to the knowledge of Adaytum, threatened against (i) Adaytum, its properties and assets or, (ii) to Adaytum’s knowledge, any of its officers, directors or employees in their capacity as such, before any court or arbitrator or any Governmental Entity. Adaytum and each of its officers, directors and employees are not subject to any order, writ, judgment, decree, or injunction that has a material adverse effect on Adaytum’s Business Condition.

        3.13     No Defaults.     Adaytum is not, nor has Adaytum received notice that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Adaytum; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Adaytum is now a party or by which it or any of its properties or assets may be bound.

      3.14     Major Contracts.     Sections 3.14(a) to (n) of the Adaytum Disclosure Schedule list each of the following to which Adaytum is a party or subject:

    (a)        Any employment contract or arrangement (other than “at-will” employment arrangements) or any union contract providing for future compensation, written or oral, with any officer, consultant, director, or employee;

    (b)        Any plan or contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

    (c)        Any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

    (d)        Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

    (e)        Any OEM agreement, reseller or distribution agreement, volume purchase agreement, end user license, sales or service agreement, reproduction or replication agreement or manufacturing agreement in which the amount involved exceeds annually, or is expected to exceed in the aggregate over the life of the contract, $250,000 or pursuant to which Adaytum has granted or received manufacturing rights, most favored nation pricing provisions, or exclusive marketing, production, publishing or distribution rights related to any product, group of products or territory;

    (f)        Any lease for real property, and any lease for personal property in which the amount of payments which Adaytum is required to make on an annual basis exceeds $50,000;

    (g)        Any agreement, license, franchise, permit, indenture, or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired, or adversely affected by reason of the execution of this Agreement and all other agreements contemplated hereby, the consummation of the Merger, or the consummation of the transactions contemplated hereby or thereby;

    (h)        Any agreement of indemnification or guaranty other than customer agreements entered into in the ordinary course of business;

    (i)        Any agreement relating to capital expenditures and involving future payments in excess of $50,000;

    (j)        Except for trade indebtedness incurred in the ordinary course of business, any instrument evidencing or related in any way to indebtedness incurred in the acquisition of companies or other entities or indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise which individually is in the amount of $50,000 or more;

    (k)        Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

    (l)        Any agreement pursuant to which Adaytum has granted, or may be obligated to grant in the future, to any party a source-code license or option or other right to use or acquire source-code, including any agreements which provide for source code escrow arrangements;

    (m)        Any contract or agreement containing covenants purporting to limit the freedom of Adaytum to compete in any line of business in any geographic area or to compete with any Person; or

    (n)        Any contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement, involving the payment or receipt by Adaytum of more than $250,000 in the aggregate.

        All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in the Adaytum Disclosure Schedule pursuant to this Section 3.14 are valid and in full force and effect and Adaytum has not, nor, to the knowledge of Adaytum, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof. Since the Unaudited Balance Sheet Date, Adaytum has not amended, modified or terminated the terms of the contracts or agreements referred to in this Section 3.14 unless such amendment, modification or termination was in the ordinary course of business and Adaytum has provided Parent with written notification of such.

        3.15     Material Reductions.     None of the parties to any of the contracts identified in the Adaytum Disclosure Schedule pursuant to Section 3.14 have terminated, or, to the knowledge of Adaytum, in any way expressed to Adaytum an intent to reduce or terminate the amount of its business with Adaytum in the future.

        3.16     Insurance and Banking Facilities.     Section 3.16 of the Adaytum Disclosure Schedule contains a complete and correct list of (i) all contracts of insurance or indemnity of Adaytum in force at the date of this Agreement (including name of insurer or indemnitor, agent, annual premium, coverage, deductible amounts and expiration date) and (ii) the names and locations of all banks in which Adaytum has accounts or safe deposit boxes, the designation of each such account and safe deposit box, and the names of all persons authorized to draw on or have access to each such account and safe deposit box. All premiums and other payments due from Adaytum with respect to any such contracts of insurance or indemnity have been paid, and Adaytum does not know of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

        3.17     Employees.     Section 3.17 of the Adaytum Disclosure Schedule sets forth a list of (a) the names, titles, salaries and all other compensation of all salaried Adaytum employees (such term meaning permanent and temporary, full-time and part-time employees) and (b) the wage rates for non-salaried Adaytum employees (by classification). Any persons engaged by Adaytum as independent contractors, rather than employees, have been properly classified as such and have been so engaged in accordance with all applicable federal, foreign, state or local laws. No senior management or technical employee has stated to Adaytum that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Adaytum is not and has never been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. Adaytum has never been and, to the knowledge of Adaytum, is not now subject to a union organizing effort. Except for contracts listed in Section 3.14(a) of the Adaytum Disclosure Schedule and “at-will” employment arrangements, Adaytum does not have any written contract of employment or other employment, severance or similar agreement with any of its employees or any established policy or practice relating thereto, and all of its employees are employees-at-will. Adaytum is not a party to any pending, or to Adaytum’s knowledge, threatened, labor dispute. Adaytum has complied in all material respects with all applicable federal, foreign, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining and ensuring equality of opportunity for employment and advancement of minorities and women. There are no claims pending, or, to the knowledge of Adaytum, threatened to be brought, in any court or administrative agency by any former or current employees of Adaytum for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim threatened or pending in any court or administrative agency from any current or former employee or any other Person arising out of Adaytum’s status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, wrongful discharge, or otherwise.

        3.18     Employee Benefit Plans.     Each Plan (as defined below) covering active, former, or retired employees of Adaytum or any ERISA Affiliate (as defined below) is listed in Section 3.18 of the Adaytum Disclosure Schedule. “Plan” means any employee benefit plan as defined in ERISA (as defined below) and will also include any employment, severance or similar contract, arrangement or policy (written or oral) and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Adaytum has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the appropriate Governmental Entity have been properly filed on a timely basis, and Adaytum has made available to Parent copies of the three most recently filed Forms 5500 for each applicable Plan. Each Plan intended to be qualified under Section 401(a) of the Code is so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 412 of the Code. No “prohibited transaction,” as defined in ERISA Section 406 or Code Section 4975, has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan determined in accordance with prior funding and accrual practices have been made or provided for through the date hereof. Neither Adaytum nor any entity which is considered one employer with Adaytum under Section 414 of the Code or Section 4001 of ERISA (each an “ERISA Affiliate”) has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any “multi-employer plan” within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Adaytum or any ERISA Affiliate to amend or terminate any Plan without incurring any liability thereunder. Adaytum has not engaged in or is a successor or parent corporation to an entity that has engaged in a transaction described in ERISA Section 4069. Since the Unaudited Balance Sheet Date, there have been no amendments to, written interpretations of, or announcements (whether or not written) by Adaytum or any ERISA Affiliate relating to, or change in employee participation or coverage under, any Plan that would materially increase the cost of maintaining such Plan. Neither Adaytum nor any of its ERISA Affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees other than health care continuation benefits required to be provided under applicable law. No tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

        3.19     Certain Agreements.     Except as contemplated by this Agreement and other than the agreements listed on Section 3.14(c) of the Adaytum Disclosure Schedule, neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Adaytum (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Adaytum under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

        3.20     Guarantees and Suretyships.     Adaytum has no powers of attorney outstanding (other than those issued in the ordinary course of business with respect to Tax matters), and Adaytum has no material obligations or liabilities (absolute or contingent) as guarantor, surety, cosigner, endorser, co-maker, indemnitor, or otherwise respecting the obligations or liabilities of any Person.

        3.21     Brokers and Finders.     Adaytum has not retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Adaytum owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement, except for fees owed to J.P. Morgan Securities Inc. in connection with this transaction.

        3.22     Certain Payments.     Neither Adaytum nor to the knowledge of Adaytum, any Person acting on behalf of Adaytum has, directly or indirectly, on behalf of or with respect to Adaytum: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any material transaction or made or received any material payment which was not properly recorded on the books of Adaytum, (iv) created or used any “off-book” bank or cash account or “slush fund,” or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

        3.23     Environmental Matters.      Adaytum (i) has complied in all material respects with all federal, foreign, state and local laws (including, without limitation, case law, rules, regulations, orders, judgments, decrees, permits, licenses and governmental approvals) which are intended to protect the environment and/or human health or safety (collectively, “Environmental Laws”); (ii) has not handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws (“Hazardous Materials”), except for reasonable amounts of ordinary office and/or office-cleaning supplies which have been used in compliance with Environmental Laws; (iii) does not have any underground storage tank or friable asbestos on any real property owned, operated or leased by Adaytum; (iv) has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Adaytum; and (v) there are no “Environmental Liabilities”. For purposes of this Agreement, “Environmental Liabilities” are any claims, demands, or liabilities under Environmental Laws which (x) arise out of or in any way relate to the operations or activities of Adaytum, or any real property at any time owned, operated or leased by Adaytum, whether vested or unvested, contingent or fixed, actual or potential, and (y) arise from or relate to actions occurring (including any failure to act) or conditions existing in material violation of Environmental Laws on or before the Closing Date.

      3.24     Enforceability of Contracts, etc.

    (a)        No Person that is a party to any contract, agreement, commitment or plan to which Adaytum is a party has a valid defense, on account of non-performance or malfeasance by Adaytum, which would make any such contracts, agreement, commitment or plan not valid and binding upon or enforceable against such parties in accordance with their terms, except to the extent such enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, arrangement or similar laws affecting the rights of creditors generally and usual equity principles.

    (b)        Neither Adaytum nor, to the knowledge of Adaytum, any other Person, is in breach or violation of, or default under, any material contract, agreement, arrangement, commitment or plan to which Adaytum is a party, and no event or action has occurred, is pending, or, to the knowledge of Adaytum, is threatened, which, after the giving of notice, or the lapse of time, or otherwise, would constitute a breach or a default by Adaytum or, to the knowledge of Adaytum, any other Person, under any material contract, agreement, arrangement, commitment or plan to which Adaytum is a party.

        3.25     Disclosure.     Neither the representations or warranties made by Adaytum in this Agreement, nor the Adaytum Disclosure Schedule or any other certificate executed and delivered by Adaytum pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

        3.26     Net Working Capital.     The net working capital of Adaytum (“Net Working Capital”) as of the Closing Balance Sheet Date will be as shown on the certificate delivered pursuant to Section 9.2(r) below and calculated in the manner provided for on Schedule 9.2(r).

        3.27     Reliance.     The foregoing representations and warranties are made by Adaytum with the knowledge and expectation that Parent and Merger Sub are placing reliance thereon.

ARTICLE IV

[RESERVED]

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as set forth in the disclosure schedule of Parent dated as of the date hereof and delivered herewith to Adaytum (the “Parent Disclosure Schedule”) which identifies the section and subsection to which each disclosure therein relates, and whether or not the Parent Disclosure Schedule is referred to in a specific section or subsection, Parent, US Sub and Merger Sub jointly and severally represent and warrant to Adaytum as follows:

        5.1     Organization and Qualification.     Parent is a corporation duly organized, validly existing and in good standing under the Canada Business Corporations Act, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is recently organized and has conducted no business activities, other than as contemplated by this Agreement. US Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

        5.2     Authority Relative to this Agreement.     The execution, delivery and performance of this Agreement and all other agreements contemplated hereby by Parent, US Sub and Merger Sub have been duly authorized by all necessary action of the Boards of Directors and stockholders of Parent, US Sub and Merger Sub. Each of Parent, US Sub and Merger Sub has duly and validly executed and delivered this Agreement and has, or prior to Closing will have, duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of each of Parent, US Sub and Merger Sub in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

        5.3     Non-Contravention.     Neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent, US Sub and Merger Sub, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or Merger Sub or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Parent, US Sub or Merger Sub is a party, or under which Parent, US Sub or Merger Sub is obligated, or by which Parent or Merger Sub or any of the rights, properties or assets of Parent, US Sub or Merger Sub are subject or bound; result in the creation of any Lien upon, or otherwise adversely affect, any of the rights, properties or assets of Parent, US Sub or Merger Sub; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Parent, US Sub or Merger Sub is a party, or under which Parent, US Sub or Merger Sub is obligated, or by which Parent, US Sub or Merger Sub or any of the rights, properties or assets of Parent, US Sub or Merger Sub are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Parent, US Sub or Merger Sub is a party, or under which Parent, US Sub or Merger Sub may be obligated, or by which Parent, US Sub or Merger Sub or any of the rights, properties or assets of Parent, US Sub or Merger Sub are subject or bound, other than any of the foregoing which would not have, individually or in the aggregate, a material adverse effect on Business Condition of Parent. No Consent by any Government Entity is required by or with respect to Parent, US Sub or Merger Sub in connection with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Parent, US Sub and Merger Sub or the consummation of the Merger or any other transaction described herein, except for the filing by Adaytum and Merger Sub of the appropriate Merger Documents with the Secretary of State of Delaware.

        5.4     Reliance.     The foregoing representations and warranties are made by Parent and Merger Sub with the knowledge and expectation that Adaytum is placing reliance thereon.

ARTICLE VI

COVENANTS OF ADAYTUM

        During the period from the date of this Agreement (except as otherwise indicated) and continuing until the earlier of the termination of this Agreement or the Effective Time, Adaytum agrees (except as expressly contemplated by this Agreement or otherwise permitted with US Sub’s prior written consent):

        6.1     Conduct of Business in Ordinary Course.     Adaytum will carry on its business in the ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers, consultants and employees and preserve its relationships with customers, suppliers and distributors and others having business dealings with it. Adaytum will confer on a regular and frequent basis with representatives of Parent to report operational matters of a material nature and to report the general status of the ongoing operations of the business of Adaytum. The foregoing notwithstanding, Adaytum will not:

    (a)        other than in the ordinary course of business consistent with prior practice, enter into any material commitment or transaction, including but not limited to any purchase of assets (other than raw materials, supplies or cash equivalents) for a purchase price in excess of $50,000;

    (b)        grant any bonus, severance or termination pay to any officer, director, independent contractor or employee of Adaytum, other than payments pursuant to arrangements in existence on the date of this Agreement that are disclosed on Sections 3.14(a), (b) or (c) of the Adaytum Disclosure Schedule, arrangements with respect to the Employee Carveout Amount and up to an additional $525,000 in performance bonuses;

    (c)        enter into or amend any agreements pursuant to which any other party is granted support, service, marketing or publishing rights, other than in the ordinary course of business consistent with prior practice, or is granted distribution rights of any type or scope with respect to any products of Adaytum;

    (d)        other than in the ordinary course of business consistent with prior practice, enter into or terminate any contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments, or commitments, or amend or otherwise change in any material respect the terms thereof in a manner adverse to Adaytum;

    (e)        commence a lawsuit other than: (i) for the routine collection of bills, (ii) in such cases where Adaytum in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Adaytum’s business provided that Adaytum consults with Parent prior to filing such suit, or (iii) for a breach of this Agreement or any agreement related hereto;

    (f)        modify in any material respect existing discounts or other terms and conditions with dealers, distributors and other resellers of Adaytum’s products or services in a manner adverse to Adaytum;

    (g)        accelerate the vesting or otherwise modify any Adaytum Option, restricted stock or other outstanding rights or other securities, except for the modifications to the Adaytum Options contemplated by Section 9.2(m); or

    (h)        agree in writing or otherwise to take any of the foregoing actions.

        6.2     Dividends, Issuance of, or Changes in Securities.     Adaytum will not: (i) declare or pay any dividends on or make other distributions to its stockholders (whether in cash, shares or property), (ii) issue, deliver, sell, or authorize, propose, or agree to, or commit to the issuance, delivery, or sale of any shares of its capital stock of any class, any Adaytum Voting Debt or any securities convertible into its capital stock, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating Adaytum to issue any such shares, Adaytum Voting Debt or other convertible securities except as any of the foregoing is required by Outstanding Adaytum Options and the terms of the outstanding Preferred Stock except for the Additional Option Grants (as defined below); (iii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Adaytum, (iv) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or options or warrants related thereto, or (v) propose any of the foregoing.

      6.3     Governing Documents.     Adaytum will not amend its Charter Documents.

        6.4     No Dispositions.     Adaytum will not sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of its material assets or cancel, release, or assign any material indebtedness or claim, except in the ordinary course of business.

        6.5     Indebtedness.     Adaytum will not incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee or otherwise other than in the ordinary course of business.

        6.6     Compensation.     Adaytum will not adopt or amend, or modify in any material respect, any Plan or pay any pension or retirement allowance not required by any existing Plan. Adaytum will not enter into or modify any employment or severance contracts, increase the salaries, wage rates or fringe benefits of its officers, directors or employees or pay bonuses or other remuneration except for current salaries, severance and other remuneration for which Adaytum is obligated under arrangements existing prior to the Unaudited Balance Sheet Date to which Adaytum is a party and which have been disclosed in the Adaytum Disclosure Schedule.

        6.7     Claims.     Adaytum will not settle any claim, action or proceeding, except in the ordinary course of business consistent with prior practice.

        6.8     Access to Properties and Records.     Subject to contractual and other obligations, Adaytum will give Parent and US Sub and its representatives full access, at a place reasonably acceptable to Adaytum, during reasonable business hours and following reasonable notice but in such a manner as not unduly to disrupt the business of Adaytum, to its senior management, senior technical personnel, premises, properties, contracts, commitments, books, records and affairs, and will provide Parent and US Sub with such financial, technical and operating data and other information pertaining to its business as Parent or US Sub, as the case may be, may reasonably request. With Adaytum’s prior consent, which will not be unreasonably withheld, Parent will be entitled in conjunction with Adaytum personnel to make appropriate inquiries of third parties in the course of its investigation.

        6.9     Breach of Representations and Warranties.     Adaytum will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Article III or that would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of any of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Adaytum will give detailed notice thereof to Parent and US Sub and will use commercially reasonable efforts to prevent or remedy promptly such breach or inaccuracy.

        6.10     Consents.     Adaytum will promptly apply for or otherwise seek and use commercially reasonable efforts to obtain, all Consents, and make all filings with Governmental Entities, required with respect to the consummation of the Merger.

        6.11     Tax Returns.     Adaytum will promptly provide or make available to Parent and US Sub, on Parent’s or US Sub’s, as the case may be, reasonable request, copies of all tax returns, reports and information statements that have been filed or are filed prior to the Closing Date.

        6.12     Preparation of Disclosure and Solicitation Materials.     Adaytum will set a record date as soon as practicable, give notice of a special meeting, solicit consents and/or give notices to holders of Dissenting Shares so as to facilitate the Closing of the Merger, submit to its stockholders a copy of this Agreement and such other information and documents as are required pursuant to the DGCL.

        6.13     Exclusivity; Acquisition Proposals.     Unless and until this Agreement shall have been terminated by either party pursuant to Article XI hereof, Adaytum will not (and will use its reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Person to take, directly or indirectly, any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries, or discussions with respect to any offer or proposal to acquire all or any significant part of Adaytum’s business, assets or capital stock, whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an “Acquisition Transaction”), (ii) disclose, in connection with an Acquisition Transaction, any information not customarily disclosed to any Person other than Parent, US Sub or their representatives concerning Adaytum’s business or properties or afford to any Person other than Parent, US Sub or their representatives access to its properties, books, or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information, (iii) enter into or execute any agreement relating to an Acquisition Transaction, or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger. In the event that Adaytum is contacted by any third party expressing an interest in discussing an Acquisition Transaction, Adaytum will promptly notify Parent and US Sub of such contact and the identity of the party so contacting Adaytum.

        6.14     Notice of Events.     Throughout the period between the date of this Agreement and the Closing, Adaytum will promptly advise and consult with Parent and US Sub regarding any and all material events and developments concerning its financial position, results of operations, assets, liabilities or business or any of the items or matters concerning Adaytum covered by the representations, warranties and covenants of Adaytum contained in this Agreement.

        6.15     Commercially Reasonable Efforts.     Adaytum will use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

        6.16     Insurance.     Adaytum will use commercially reasonable efforts to maintain in force at the Effective Time policies of insurance of the same character and coverage as those described in the Adaytum Disclosure Schedule, and Adaytum will promptly notify Parent and US Sub in writing of any changes in such insurance coverage occurring prior to the Effective Time.

ARTICLE VII

COVENANTS OF PARENT

        During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time (or later where so indicated), Parent, US Sub and Merger Sub agree (except as expressly contemplated by this Agreement or with Adaytum’s prior written consent):

        7.1     Breach of Representations and Warranties.     None of Parent, US Sub or Merger Sub will take any action which would cause or constitute a breach of any of the representations and warranties set forth in Article V or which would cause any of such representations and warranties to be inaccurate in any material respect or that would constitute a breach of its other obligations under this Agreement. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, US Sub will give detailed notice thereof to Adaytum and will use commercially reasonable efforts to prevent or remedy promptly such breach or inaccuracy.

        7.2     Consents.     Parent, US Sub and Merger Sub will promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents and approvals applicable to Parent, US Sub and Merger Sub, and make all filings applicable to Parent, US Sub and Merger Sub, required with respect to the consummation of the Merger.

        7.3     Commercially Reasonable Efforts.     Each of Parent, US Sub and Merger Sub will use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement.

        7.4     Officers and Directors.     US Sub agrees that all rights to indemnification existing on the date hereof in favor of the present or former officers and directors of Adaytum with respect to actions taken in their capacities as directors or officers of Adaytum prior to the Effective Time as provided in the Charter Documents of Adaytum and any applicable indemnification agreements (copies of which have been provided to Parent) will survive the Merger and continue in full force and effect following the Effective Time and the obligations related thereto will be assumed by US Sub. Notwithstanding the foregoing, the provisions of such Charter Documents or agreements will have no effect on the indemnification provisions of Article X of this Agreement or the Escrow Agreement.

        7.5     Notice of Events.     Throughout the period between the date of this Agreement and the Closing, US Sub will promptly advise and consult with Adaytum regarding any and all material adverse changes to the representations, warranties and covenants of Parent, US Sub and Merger Sub contained in this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

        In addition to the foregoing, Parent, US Sub, Merger Sub and Adaytum each agree to take the following actions after the execution of this Agreement.

        8.1     Legal Conditions to the Merger.     Each of Parent, US Sub, Merger Sub and Adaytum will use all commercially reasonable efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, US Sub, Merger Sub and Adaytum will use all commercially reasonable efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Adaytum, US Sub, Merger Sub, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

        8.2     Employee Benefits.     Nothing contained herein will be considered as requiring Adaytum, US Sub or Parent to continue any specific plan or benefit, or to confer upon any employee, beneficiary, dependent, legal representative or collective bargaining agent of such employee any right or remedy of any nature or kind whatsoever under or by reason of this Agreement, including without limitation any right to employment or to continued employment for any specified period, at any specified location or under any specified job category, except as specifically provided for in an offer letter or other agreement of employment. It is specifically understood that continued employment with Surviving Corporation or employment with US Sub or Parent is not offered or implied for any employees of Adaytum and any continuation of employment with Surviving Corporation after the Closing will be at will except as specifically provided otherwise in an offer letter or other agreement of employment.

        8.3     Expenses.     Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid by the party incurring such expense; provided, however, that US Sub shall, and Parent shall cause US Sub to, pay the reasonable expenses incurred by Adaytum in connection with (i) the delivery of the legal opinion provide for in Section 9.2(f), (ii) the agreed upon procedures report provided for in Section 9.2(v) and (iii) filings contemplated by Section 8.7. The provisions of this Section 8.3 shall not be construed to relieve a party from liability resulting from such party’s breach of this Agreement.

        8.4     Additional Agreements.     In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Adaytum, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action.

        8.5     Public Announcements.     None of Parent, US Sub or Adaytum will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated under this Agreement, to the attorneys, advisors and accountants of the parties hereto, to Adaytum’s stockholders pursuant to Section 6.12, or except as US Sub determines in good faith to be required by applicable law after consultation with Adaytum) without the prior written agreement of US Sub and Adaytum.

        8.6     Confidentiality.     Adaytum and Parent have entered into a Nondisclosure Agreement dated August 15, 2002 concerning each party’s obligations to protect the confidential information of the other party. Adaytum and Parent each hereby affirm each of their obligations under such agreement. If this Agreement is terminated in accordance with Article XI hereof, Parent will, and will cause US Sub, Merger Sub and their respective accountants, counsel and other representatives to deliver to Adaytum all documents and other material, and all copies thereof, obtained by Parent, US Sub or Merger Sub or on their behalf from Adaytum in connection with this Agreement and the transactions contemplated hereby, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such. If this Agreement is terminated in accordance with Article XI hereof, Adaytum will, and will cause its accountants, counsel and other representatives to, deliver to Parent all documents and other material, and all copies thereof, obtained by Adaytum or on its behalf or by a Principal Stockholder from Parent in connection with this Agreement, whether so obtained before or after the execution hereof, and will not disclose any such information or documents to any third parties or make any use of such.

        8.7     Hart-Scott-Rodino Filing.     Parent, US Sub and Adaytum agree to use commercially reasonable efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof in connection with the filing by Parent and Adaytum of their Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder (collectively, the “H-S-R Act”).

        8.8     Closing Balance Sheet.     On the Closing Date, Adaytum shall deliver to US Sub an unaudited consolidated balance sheet (the “Closing Balance Sheet”) as of December 31, 2002 (the “Closing Balance Sheet Date”). The Closing Balance Sheet shall present fairly, in all material respects, the financial position of Adaytum as of the date thereof in conformity with generally accepted accounting principles in the United States applied on a consistent basis with the principles, practices and policies (including valuation methodologies and costs) used to prepare the Unaudited Balance Sheet. It is the intent of US Sub and Adaytum that the Closing Balance Sheet be prepared on an historical basis without giving consideration to the effects of the transaction contemplated herein except that the agreed upon working capital adjustments provided for in Schedule 9.2(r), in each case, shall be accrued on the Closing Balance Sheet Date.

        8.9     United States Real Property Holding Corporation.     Adaytum shall deliver to US Sub a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably accepted to US Sub.

ARTICLE IX

CONDITIONS PRECEDENT

        9.1     Conditions to Each Party’s Obligation to Effect the Merger.     The respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

    (a)        Governmental Approvals.     Other than the filing of the Merger Documents with the Secretary of State of Delaware, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained, other than such Consents for which the failure to obtain would not have a material adverse effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of US Sub or Adaytum. In addition, the filing and waiting period requirements under the H-S-R Act will have been complied with and will have expired or terminated. In addition and without limiting the foregoing, no reference initiation of proceedings or referral (or in each case proposal therefor) of the Merger or other regulatory action in respect of the Merger shall have been made or instigated either under the Part V (merger) of the UK Fair Trading Act 1973 (as amended) or under Council Regulation (EEC) No. 4069/89 (as amended) which shall not have been revoked, annulled, withdrawn, discontinued, abandoned, repealed, discharged or otherwise ceased to have effect.

    (b)        No Restraints.     No statute, rule or regulation, and no final and nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

    (c)        TSX Approval.     Parent shall have received the necessary consents, approvals and documentation, if any, required from the Toronto Stock Exchange for the assumption of the Outstanding Adaytum Options as provided in Section 2.6.

        9.2     Conditions of Obligations of Parent, US Sub and Merger Sub.     The obligations of Parent, US Sub and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Parent, US Sub and Merger Sub:

    (a)        Representations and Warranties of Adaytum.     The representations and warranties of Adaytum set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) as otherwise contemplated by this Agreement, (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent or US Sub and (iii) for representations and warranties specifically limited to an earlier date(s). US Sub will have received a certificate signed by the chief executive officer and the chief financial officer of Adaytum to such effect on the Closing Date.

    (b)        Performance of Obligations of Adaytum.     Adaytum will have performed in all material respects all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date except (i) as otherwise contemplated or permitted by this Agreement and (ii) as a result of actions taken or not taken at the direction of or after consultation with and written concurrence of Parent, and Parent will have received a certificate signed by the chief executive officer and the chief financial officer of Adaytum to such effect on the Closing Date.

    (c)        Escrow Agreement.     Parent and US Sub will have received from the Indemnification Representative a duly executed Escrow Agreement.

    (d)        Reserved

    (e)        Legal Action.     There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent, US Sub, Merger Sub or Adaytum as a result of such transactions; or (ii) seeking to prohibit or impose any limitations on US Sub’s ownership or operation of all or any portion of Adaytum’s business or assets, or to compel US Sub to dispose of or hold separate all or any portion of its or Adaytum’s business or assets as a result of the transactions contemplated by the Agreement.

    (f)        Opinion of Counsel.     US Sub will have received an opinion dated as of the Closing Date of Dorsey & Whitney LLP, counsel to Adaytum, substantially in the form attached as EXHIBIT 9.2(f).

    (g)        Consents.     Parent will have received duly executed copies of all Consents specified in the Adaytum Disclosure Schedule, and there will not be any material Consents which have not been received and are required to be disclosed in Adaytum Disclosure Schedule which have not been so disclosed, in each case except for such thereof as Parent and Adaytum will have agreed in writing will not be obtained.

    (h)        Termination of Rights and Certain Securities.     Any registration rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Adaytum will have been terminated or waived or satisfied as of the Closing, after giving effect to the transactions contemplated by Article II.

    (i)        Termination of 401k Plan.     The Adaytum Board of Directors will have passed and not rescinded resolutions satisfactory to US Sub’s counsel effectively terminating Adaytum’s 401(k) Plan immediately prior to the Closing.

    (j)        Corporate Proceedings Satisfactory.     All corporate and other proceedings to be taken by Adaytum in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to US Sub and its counsel, and US Sub and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

    (k)        Material Adverse Effect.     There has been no material adverse effect on the Business Condition of Adaytum since the date of this Agreement. US Sub will have received a certificate signed by the chief executive officer and the chief financial officer of Adaytum to such effect on the Closing Date; provided however that, notwithstanding the foregoing, a material adverse effect shall not be deemed to have occurred as a result of the effect of any of the following items on the Business Condition of Adaytum: (i) conditions affecting Cognos’s or Adaytum’s industry in general; (ii) general national or international, economic, business or political conditions, including, without limitation, any declaration of war or commencement of hostilities by or against the United States; (iii) any downturn in the financial markets, or change in the market price or trading volume of Cognos’s stock; (iv) any change in the law or applicable accounting principles; (v) the announcement or pendency of this Agreement and the transactions contemplated hereby; or (vi) the taking by Adaytum of any action contemplated or required by the Agreement or requested by Cognos..

    (l)        In-the-Money Options.     Each In-the-Money Option will have been validly exercised by the holder thereof to the extent required by Section 2.1(c).

    (m)        Option Amendments.     Adaytum shall have received documentation satisfactory to Parent and US Sub (i) from each Option Holder indicating such person’s consent and decision to accept the proposed amendments to the Outstanding Adaytum Options contemplated by Schedule 9.2(m), (ii) verifying that the option agreements affected by any such decision shall have been amended in a form reasonably satisfactory to Parent and US Sub and (iii) verifying that the Option Plan shall have been amended in a form reasonably satisfactory to Parent and US Sub.

    (n)        Reserved.

    (o)        Terminated Options and Warrants.     Except for the Outstanding Adaytum Options to be assumed pursuant to Section 2.6, the outstanding Preferred Stock to be treated as provided in Section 2.1 and 2.3, and the Accenture Warrant which will have been terminated in full in a form acceptable to Parent and US Sub, all options, warrants and other rights to purchase or acquire Adaytum Capital Stock (or securities convertible into Adaytum Capital Stock) will have been exercised or terminated in full in a form acceptable to Parent and US Sub. The “Accenture Warrant” shall be that certain warrant held by Accenture Technology Ventures LLC for 1,158,112 shares of Adaytum Common Stock.

    (p)        Certifications of Financial Information and Controls and Procedures.     US Sub will have received a certificate, substantially in the form attached as EXHIBIT 9.2(p), signed by each of the chief executive officer and chief financial officer of Adaytum as to the accuracy and fairness of the financial statements and financial information of Adaytum and the effectiveness of the controls and procedures of Adaytum as of a date within thirty (30) days of Closing.

    (q)        Good Standing Certificates.     Adaytum will have provided to US Sub certificates as to corporate good standing or existence from the secretaries of state (or their equivalents) for the states of Minnesota, Delaware, Massachusetts, the state of New South Wales, Australia, and the country of England, each dated as of a date within seven (7) days of the Closing Date.

    (r)        Net Working Capital Shortfall Certificate.     US Sub will have received a certificate signed by the chief financial officer of Adaytum as to the Net Working Capital Shortfall as of the Closing Balance Sheet Date. The term “Net Working Capital Shortfall” shall be defined as provided on Schedule 9.2(r).

    (s)        Adaytum Transaction Expense Excess Certificate.     US Sub will have received a certificate signed by the chief financial officer of Adaytum as to the Adaytum Transaction Expense Excess as of the Closing Date. The term “Adaytum Transaction Expense Excess” means the amount, if any, by which the Adaytum Transaction Expenses are greater than $1,500,000. “Adaytum Transaction Expenses” shall mean (i) any expenses incurred or payable by Adaytum (including, without limitation, legal, accounting and financial advisory fees) directly associated with this transaction less (ii) any amount of such expenses that are paid for by Accenture Technology Ventures LLC or its principal member, CIBC World Markets, with verification of such payment delivered to Parent at or prior to Closing.

    (t)        Employee Carveout Amount Certificate.     US Sub will have received a certificate signed by the chief financial officer of Adaytum (i) listing bonus agreements entered into after the date of this Agreement, (ii) providing a summary (including name, amount and other material information) of the foregoing agreements and (iii) stating the aggregate amount (not to exceed $2,352,500) payable pursuant to such agreements (the “Employee Carveout Amount”).

    (u)        Reserved.

    (v)        Auditor Agreed Upon Procedures Report.     US Sub will have received an agreed upon procedures report from Adaytum’s auditors in a form satisfactory to US Sub.

    (w)        Reserved.

    (x)        Additional Option Grants.     Adaytum will have made option grants as set forth on Schedule 9.2(x) (the “Additional Option Grants”).

      9.3     Conditions of Obligation of Adaytum.     The obligation of Adaytum to effect the Merger is subject to the satisfaction of the following conditions unless waived by Adaytum:

    (a)        Representations and Warranties of Parent and Merger Sub.     The representations and warranties of Parent, US Sub and Merger Sub set forth in this Agreement will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Adaytum will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

    (b)        Performance of Obligations of Parent, US Sub and Merger Sub.     Parent, US Sub and Merger Sub will have performed in all material respects all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date, and Adaytum will have received a certificate signed on behalf of Parent by officers of Parent to such effect.

    (c)        Stockholder Approval.     This Agreement and the Merger will have been approved and adopted by the requisite vote of the stockholders of Adaytum, as required by the DGCL and Adaytum’s Charter Documents; provided, however, that the inclusion of this condition will not be construed in any way as excusing any of the stockholders that executed and delivered a voting agreement in the form of Exhibit 9.3(c) (the “Principal Stockholders”) from fulfilling their obligations under those voting agreements.

    (d)        Legal Action.     There will not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Adaytum or the officers, directors or stockholders of Adaytum as a result of the transactions contemplated by this Agreement or (ii) restricting in any way the receipt, ownership, or ability to dispose of the consideration to be received by any stockholder of Adaytum in the transactions contemplated by this Agreement; provided, however, that Adaytum will automatically be deemed to waive this condition if Parent agrees to indemnify, defend and hold any such named party harmless against any such action.

    (e)        Escrow Agreement.     Parent and US Sub shall have duly executed the Escrow Agreement.

ARTICLE X

INDEMNIFICATION

      10.1     Indemnification Relating to Agreement.

    (a)        Subject to Sections 10.4 and 10.5, US Sub shall be entitled to be indemnified and held harmless from and against, and to be reimbursed with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys’ fees) (“Indemnifiable Amounts”), of every nature whatsoever incurred by US Sub (which will be deemed to include any of the foregoing incurred by the Parent or the Surviving Corporation) by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than US Sub) that constitutes a breach, by Adaytum of any representation or warranty of Adaytum contained in this Agreement or in any certificate or other document delivered to US Sub or Parent pursuant to this Agreement, other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of US Sub or Parent and (ii) the failure, partial or total, of Adaytum to perform any agreement or covenant required by this Agreement to be performed by it other than any breach or related claim taken or not taken at the written direction of or after consultation with and written concurrence of US Sub or Parent and (iii) subject to the provisions of Schedule 10.1, any Tax liability, or asserted liability, of Adaytum attributable to periods (or any portion thereof) ending on or prior to the Closing other than Tax liabilities accrued on the Closing Balance Sheet and reflected in the calculation of Net Working Capital. The foregoing right to indemnity will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Adaytum, and no stockholder of Adaytum will be entitled to any indemnification from Adaytum or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent, US Sub or the Surviving Corporation for indemnification payments made by or for the account of the stockholders of Adaytum. Any amounts received by US Sub shall be treated as adjustments to the consideration for the Merger.

    (b)        For purposes of calculating the Tax liability in Section 10.1(a)(iii) above, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date (including Taxes, if any, imposed on Adaytum pursuant to Sections 951 through 964 of the Code calculated as if the relevant Tax period of each subsidiary of Adaytum ended on the Closing Date). Any credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with reasonable past practice of Adaytum.

        10.2     Third Party Claims.     With respect to any claims or demands by third parties as to which US Sub may seek indemnification hereunder, other than claims or demands covered by Section 10.3, whenever US Sub will have received a written notice that such a claim or demand has been asserted or threatened, US Sub will promptly notify the Indemnification Representative (as designated in the Escrow Agreement) of such claim or demand and of the facts within US Sub’s knowledge that relate thereto within a reasonable time after receiving such written notice. The Indemnification Representative will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, reasonably satisfactory to US Sub, and solely at the cost and expense of the stockholders of Adaytum. Notwithstanding the preceding sentence, the Indemnification Representative will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of US Sub, which consent will not be unreasonably withheld. Without limiting US Sub’s right to object for other reasons, US Sub may object to a settlement or compromise which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of US Sub or Parent or any of its subsidiaries. If the Indemnification Representative gives notice to US Sub within twenty (20) calendar days after US Sub has notified the Indemnification Representative that any such claim or demand has been made in writing, that the Indemnification Representative elects to have US Sub defend, contest, negotiate, or settle any such claim or demand, then US Sub will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that US Sub will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld. If the Indemnification Representative fails to give written notice to US Sub of his intention to contest or settle any such claim or demand within twenty (20) calendar days after US Sub has notified the Indemnification Representative that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Indemnification Representative within a reasonable time thereafter, US Sub will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article X as to any Indemnifiable Amounts; provided, however, that US Sub will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Indemnification Representative, which consent will not be unreasonably withheld.

        10.3     Tax Contests.     Notwithstanding any of the foregoing, US Sub will have the right to conduct any Tax audit or other Tax contest relating to the Surviving Corporation. US Sub will conduct any such Tax audit or other Tax contest in good faith. With respect to any matters relating to such Tax audits or other Tax contests as to which US Sub may seek indemnification hereunder, US Sub shall provide the Indemnification Representative with copies of all correspondence with the relevant Governmental Entity regarding such matter, and shall consult with and allow the Indemnification Representative to comment upon such matter and shall not take any position (whether or not in writing) or make any written submission to any Governmental Entity without the consent of the Indemnification Representative, which consent shall not be unreasonably withheld.

        10.4     Limitations.     Notwithstanding any other provision in this Article X, US Sub will be entitled to indemnification only to the extent that the aggregate Indemnifiable Amounts exceed Two Hundred Fifty Thousand Dollars ($250,000). The aggregate amount to which US Sub will be entitled to be indemnified will not exceed the amount of Merger Consideration delivered to the Escrow Fund. The Escrow Fund will be US Sub’s sole source of funds with respect to any rights it has to be indemnified under this Article X.

        10.5     Binding Effect.     The indemnification obligations contained in this Article X are an integral part of this Agreement and the Merger in the absence of which US Sub would not have entered into this Agreement.

        10.6     Time Limit.     The representations, warranties, covenants and agreements of Adaytum and the Principal Stockholders set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto may be made only on or before the first yearly anniversary of the date of this Agreement.

        10.7     Sole Remedy.     Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Article X will be the sole and exclusive remedy of Parent, US Sub, Merger Sub and the Surviving Corporation for any damage, claim, cause of action or right of any nature arising out of or relating to this Agreement, the certificates or other documents executed or delivered herewith, or the transactions contemplated hereby; provided, however, that nothing in this Agreement or the Escrow Agreement will be deemed to limit any right or remedy against a Person for that Person’s criminal activity or fraud.

ARTICLE XI

TERMINATION

      11.1     Mutual Agreement.     This Agreement may be terminated at any time prior to the Effective Time by the written consent of US Sub and Adaytum.

        11.2     Termination by US Sub.     This Agreement may be terminated by US Sub (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to Adaytum, if there has been a material breach by Adaytum or a Principal Stockholder of any representation, warranty, covenant or agreement set forth in this Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.2 and has not been cured within five (5) business days following receipt by Adaytum of written notice of such breach.

        11.3     Termination by Adaytum.     This Agreement may be terminated by Adaytum (provided that it is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) alone, by means of written notice to US Sub, if there has been a material breach by Parent, US Sub or Merger Sub of any representation, warranty, covenant or agreement set forth in the Agreement or other ancillary agreements, which breach would result in a failure to satisfy the closing conditions contained in Section 9.3 and has not been cured within five (5) business days following receipt by US Sub of written notice of such breach.

        11.4     Outside Date.     This Agreement may be terminated by US Sub alone or by Adaytum alone by means of written notice if the Effective Time does not occur on or prior to February 28, 2003; provided, however, that the right to terminate this Agreement pursuant to the preceding clause will not be available to any party whose failure to fulfill any obligation under this Agreement has been a significant cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

        11.5     Effect of Termination.     In the event of termination of this Agreement by any of Adaytum or US Sub as provided in this Article, this Agreement will forthwith become void and have no effect, and there will be no liability or obligation on the part of Parent, US Sub, Adaytum, Merger Sub, the Principal Stockholders or their respective officers, directors or shareholders, except that (i) the provisions of Sections 8.3, 8.5, 8.6 and 12.2 will survive any such termination and abandonment, and (ii) no party will be released or relieved from any liability arising from the willful breach by such party prior to termination of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

ARTICLE XII

MISCELLANEOUS

        12.1     Entire Agreement.     This Agreement and the exhibits, schedules and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

        12.2     Governing Law; Consent to Jurisdiction.     This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the provisions of the Escrow Agreement.

        12.3     Notices.     All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States or Canadian mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

      If to Parent, US Sub or Merger Sub

Cognos Corporation 67 S. Bedford Street Burlington, MA 01803 Attention: Corporate Counsel Phone: (781) 313-2380 Fax: (781) 229-8047

With copies to: Testa, Hurwitz & Thibeault, LLP 125 High Street Boston, Massachusetts 02110 Attention: Kevin M. Barry, Esq. Telephone No.: (617) 248-7000 Fax No.: (617) 248-7100

      If to Adaytum:

Adaytum, Inc. 2051 Killebrew Drive, Suite 400 Minneapolis, MN 55425-1820 Attention: Chief Executive Officer Telephone No.: (952) 858-8585 Fax No.: (952) 858-8881

With a copy to: Dorsey & Whitney LLP Suite 1500 50 South Sixth Street Minneapolis, MN 55402-1498 Attention: Timothy S. Hearn, Esq. Telephone No.: (612) 340-2600 Fax No.: (612) 340-2868

        Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 12.3.

        12.4     Severability.     If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

        12.5     Assignment.     No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of Adaytum, Merger Sub, US Sub and Parent, which consent may be withheld in the absolute discretion of the party asked to grant such consent; provided however, that no such assignment which materially adversely affects the rights of a stockholder of Adaytum will be made without the written consent of such stockholder. Any attempted assignment by Merger Sub, US Sub or Parent, on the one hand, or by Adaytum, on the other hand, in violation of this Section 12.5 will be voidable and will entitle Adaytum or Parent, respectively, to terminate this Agreement at its option and provided, further, that Parent may assign its rights under this Agreement to US Sub without limitation.

        12.6     Counterparts.     This Agreement may be executed in two or more partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument. The execution and delivery of a Signature Page to Agreement and Plan of Reorganization in the form annexed to this Agreement, including a facsimile copy of the actual signature, by any party hereto who will have been furnished the final form of this Agreement will constitute the execution and delivery of this Agreement by such party.

        12.7     Amendment.     This Agreement may not be amended except by an instrument in writing executed by Adaytum, Merger Sub, US Sub and Parent; provided however, that no such amendment which materially adversely affects the rights or obligations of any stockholder of Adaytum will be made without the written consent of such stockholder.

        12.8     Extension, Waiver.     At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto to the party extending such time, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

        12.9     Interpretation.     When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” when used therein will be deemed in each case to be followed by the words “without limitation.” The table of contents, index to defined terms, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

        12.10     Knowledge.     For purposes of this Agreement, the term “knowledge” (including any derivation thereof such as “know” or “knowing” and regardless of whether such word starts with an initial capital) in reference to Adaytum will mean the actual knowledge of the directors and officers of Adaytum, as well as any facts or information that such persons should have known after conducting a reasonable investigation.

        12.11     Transfer, Sales, Documentary, Stamp and Other Similar Taxes.     Any and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the stockholder of Adaytum with respect to which such Tax relates. At US Sub’s discretion, the amount paid to any Person pursuant to this Agreement will be reduced by the amount of Taxes payable by such Person pursuant to this Section 12.12. Any amounts so withheld will be promptly remitted to the appropriate taxing authority.

(The remainder of this page has been left blank intentionally.)

Signature Page to Agreement
and Plan of Reorganization

        IN WITNESS WHEREOF, Parent, US Sub, Merger Sub and Adaytum have executed this Agreement as of the date first written above.

COGNOS INCORPORATED	ADAYTUM, INC.

By: /s/ Renato Zambonini Title: Chief Executive Officer	By: /s/ Guy Haddleton Title: Chief Executive Officer

COGNOS CORPORATION

By: /s/  Richard F. Gilbody
       Title: VP, Finance & Administration

ARGON ACQUISITION CORP.

By: /s/  W. John Jussup
      Title: Vice–President and Secretary